Exhibit 99.1

MyMD Announces $15 Million Offering with Existing Investors

BALTIMORE—February 21, 2023—MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases, today announced that it has executed a securities purchase agreement to raise gross proceeds of approximately $15 million in a registered direct offering of convertible preferred stock and warrants with certain accredited and institutional investors. The offering is expected to close on February 23, 2023, subject to the satisfaction of customary closing conditions.

“This successful financing will support the continued development of MYMD-1 for sarcopenia, an aging indication for which there is currently no FDA-approved products, and we look forward to completing our Phase 2 trial and sharing data in the near future,” said Christopher Chapman, MD, President, Director, and Chief Medical Officer at MyMD Pharmaceuticals. “We are also excited to continue developing MYMD-1 as a next generation oral TNF-alpha inhibitor for rheumatoid arthritis and look forward to sharing upcoming guidance on the timing of our rheumatoid arthritis program.”

Preferred Stock and Warrants

In a transaction with expected gross proceeds of $15 million, the Company has executed a securities purchase agreement for a registered direct offering of preferred stock with a conversion price of $2.255 per share, subject to adjustment, and warrants to acquire up to an aggregate amount of 6,651,885 additional shares of the Company’s common stock. The warrants are exercisable immediately at an exercise price of $2.255 per share and expire five years from the date of issuance. The preferred stock conversion price and warrant exercise price of $2.255 per share represents an approximately 10% premium to the closing share price on Friday, February 17.

The Company engaged Katalyst Securities LLC to serve as placement agent to the Company in connection with the offering.

The securities described above are being offered and sold by MyMD in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-254698), including a base prospectus previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on May 11, 2021. The offering of such securities is being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting Katalyst Securities LLC at 630 Third Avenue, 5th Floor, New York, NY 10017, by phone at 212-400-6993.

This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MyMD Pharmaceuticals

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), is a clinical stage biopharma company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases. MyMD’s lead clinical candidate, MYMD-1®, is an orally available next-generation TNF-alpha inhibitor with the potential to transform the way that TNF-alpha based diseases are treated. MYMD-1®, with its small molecule design, improved safety profile and ability to cross the blood brain barrier, has the promise to provide meaningful therapeutic solutions to patients not served by current TNF-alpha inhibitors and as a potential therapy for CNS-based inflammatory and autoimmune diseases. MYMD-1 has demonstrated the potential to slow the aging process and extend healthy lifespan. The company is evaluating MYMD-1® in Phase 2 studies for sarcopenia/frailty, a result of the aging process, as well as early-stage trials for rheumatoid arthritis (RA), with the potential to expand into other applications. MyMD’s second therapeutic candidate is Supera-CBD, a novel, synthetic, non-toxic cannabidiol (CBD) analog that is 8000 times more potent a CB2 agonist (activator) than plant-based CBD. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown to have anti-inflammatory effects. For more information, visit www.mymd.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the ongoing COVID-19 pandemic on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by MyMD on March 31, 2022, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor:

Robert Schatz
(646) 421-9523
rschatz@mymd.com

Media:

Andrea Cohen
Sam Brown, Inc.
(917) 209 7163
AndreaCohen@sambrown.com

Source: MyMD Pharmaceuticals, Inc.